Exhibit 10.16

Summary of compensation for named executive officers – February 2009

In February 2009, the Compensation Committee of the Board of Directors established 2009 salary and target bonus applicable to the Company’s Chief Executive Officer, Chief Financial Officer, and the other named executive officers as follows:

Named Executive	2009 Base Salary	2009 Target Bonus
Arthur G. Dauber	$240,000	$100,000
John H. Untereker	$168,400	$82,500
Neal T. Hare	$176,400	$82,500
James J. Steffek	$176,400	$82,500
Charles M. Dauber	$181,875	$75,000
Timothy C. Adams	$150,000	$30,000

Actual bonus amounts payable to each executive will be based on the achievement of company and individual performance goals established for each executive. Targeted performance must be achieved at the 75% level for that component of the bonus to be earned and must be achieved at the 100% level for the full bonus to be earned. Some of each executive’s individual goals may require a subjective evaluation and judgment with respect to achievement of these goals. Company performance targets range from 50% to 75% of total bonus with individual goals encompassing the remainder. After the completion of the 2009 fiscal year, the Chief Executive Officer will review each executive’s performance against 2009 company and individual performance goals. Based on this assessment, the CEO will then recommend to the Compensation Committee what percentage of each executive’s target bonus the executive should receive. The Compensation Committee, without the CEO’s participation, will evaluate the CEO’s performance (and determine his bonus) by reviewing the CEO’s success in achieving the company and personal performance goals established by the committee for 2009.

The executives are also eligible to receive grants under the 2007 Employee Stock Incentive Plan and are eligible to receive employee benefits generally available to all employees of the Company.

John H. Untereker and Charles M. Dauber have employment agreements with the Company. The other executives are “at will” employees.